October 18, 2000





FreewillPC.com, Inc.
Attention:  Mr. David McCune
709-B W. Rusk, Suite 500
Rockwall, TX  75087

         Re:      FreewillPC.com, Inc.

Dear Mr. McCune:

         This letter shall serve to evidence my consent to being named in the Prospectus for the referenced Corporation's captioned registration statement as the attorney for the Corporation in connection with the offering described therein and to the inclusion of my letter dated of even date regarding the Corporation and its capital stock as an exhibit to the registration statement.

         Please advise me if I may be of any further service in this respect.

                                                       Very truly yours,


                                                       /s/  R. Brad Lamberth
                                                       ---------------------
                                                            R. Brad Lamberth

RBL/kdv